Board of Directors

Clean Energy Technologies, Inc.

Dear Board Members:

This will confirm that, on February 8, 2018, I resigned as Director of Clean

Energy Technologies, Inc, a Nevada corporation (the “Corporation”) with immediate effect, and my resignation was duly accepted by the Board of Directors.

This will also confirm that my resignation was not because of a disagreement with the Corporation on any matter relating to the Corporation’s operations, policies or practices.

Dated: February 9, 2018

/s/Meddy Sahebi

_____________________________

Meddy Sahebi